                                                                      Exhibit 12

                               Markel Corporation
                       Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                                Six Months
                                                  Ended                                         Year Ended
                                                 June 30,                                      December 31,
                                               -------------         --------------------------------------------------------------
                                                   2001                  2000          1999        1998         1997        1996
                                               -------------         --------------------------------------------------------------
Earnings:
---------
Earnings from continuing operations
       before income taxes                     $     15,074             ($51,806)   $  53,440   $  75,385    $  66,351   $  37,000
Fixed charges                                        28,457               56,030       27,058      22,026       21,496       8,900
                                               -------------         --------------------------------------------------------------
       Earnings from continuing operations,
                       as adjusted             $     43,531          $     4,224    $  80,498   $  97,411    $  87,847   $  45,900
                                               =============         ==============================================================

Fixed Charges:
--------------
Interest Expense                               $     26,029          $    52,348    $  25,150   $  20,406    $  20,124   $   8,016
Portion of rental expense representative
       of interest                                    2,428                3,682        1,908       1,620        1,372         884
                                               -------------         --------------------------------------------------------------
       Fixed Charges                           $     28,457          $    56,030    $  27,058   $  22,026    $  21,496   $   8,900
                                               =============         ==============================================================

Ratio of Earnings to Fixed Charges                      1.5                  0.1          3.0         4.4          4.1         5.2

Deficiency in the coverage of fixed charges
       by earnings before fixed charges                   -          $    51,806            -           -            -           -


Notes:
------
 .    The Company's consolidated insurance company subsidiaries are subject to certain regulatory restrictions on the payment of dividends or advances to the Company.